Telekom Austria AG



100 % Österr. Fernmeldetechn. Entw.-und Förder. (OEFEG) GmbH, Austria
100 % World-Direct eBusiness solutions GmbH, Austria
100 % Jet2Web Stream Hungary
100 % Jet2Web Stream Slovakia,
100 % TA Mreza d.o.o., Slovenia
100 % Telekom Projektentwicklungs (TPG) GmbH, Austria
100 % Telekom Finanzmanagement (TFG) GmbH, Austria
100 % Telekom Austria Beteiligungen GmbH, Austria
100 % Telekom Austria Intern. Beteiligungsverw GmbH, Austria
100 % Czech On Line (COL) a.s., Czech republic
100% TAG - Tel ECOD, Bulgaria
26 % Omnimedia Werbegesellschaft mbH, Austria
25.1 % Output Service GmbH, Austria
19.9 % A-Trust Ges. für Sicherheitssyst. im elektron. Datenverkehr, GmbH Austria
15 % Internet-Lösungen und Dienstleistungen (RIS) GmbH, Austria
10 % Netz & Plan Leitungsdokumentations GmbH, Austria
2.82 % Eurescom GmbH, Germany
2.78 % Austrian Research Centers (ARC) GmbH, Austria
2 % Wiener Börse AG, Austria
100 % Telekom Austria Personal management (TAP) GmbH, Austria
25.001 %
74.999 % mobilkom austria AG, Austria
25.001 %
general partner
74.999 % mobilkom austria AG & Co KG, Austria
100 % mobilkom Beteiligungsges. mbH, Austria
100 % mobilkom austria group services GmbH, Austria
100 % mobilkom (liechtenstein) AG, Liechtenstein
75 %+ 1 share Si.mobil d.d. Slovenia
1 % VIPnet d.o.o., Croatia
100 % 3 G Mobile Telecommunications GmbH Austria
100 % paybox CEE AG, Germany
100 % paybox austria AG, Austria
100 % A1 Bank, Austria
99 % VIPnet d.o.o., Croatia
TELE KOM AUS TRIA
mobilkom austria

march 2005